Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP ENTERS INTO OIL AND GAS LEASE

Princeton, New Jersey, September 9, 2014 - AMREP Corporation (NYSE:AXR) today reported that its indirect subsidiaries, AMREP Southwest Inc. and Outer Rim Investments, Inc. (collectively, “AMREP Southwest”), have entered into an Oil and Gas Lease with Thrust Energy, Inc. and Cebolla Roja, LLC (collectively, the “Lessee”), in which AMREP Southwest leased to Lessee all minerals and mineral rights in and under approximately 55,000 surface acres of land in Sandoval County, New Mexico for the purpose of exploring for, developing, producing and marketing oil and gas.

In consideration for entering into the lease, AMREP Southwest received approximately $1,000,000 as a lease bonus payment and, if any oil and gas is produced from the leased premises, AMREP Southwest will receive 1/7th of the gross proceeds from the sale of such oil and gas less any expenses to place the oil and gas in marketable condition after it is brought to the surface.

Additional details on the lease are provided in AMREP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2014.

About AMREP – AMREP Corporation’s Media Services businesses, conducted by its Kable and Palm Coast Data subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest subsidiary is a major holder of real estate in New Mexico.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to continuing commercial relationships and the potential of AMREP’s businesses and stock.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings AMREP makes with the Securities and Exchange Commission.  AMREP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*****